1615 Poydras St. ▪ New Orleans, LA 70112	Financial and Media Contact:
David P. Joint
(504) 582-4203

McMoRan Exploration Co.
Reports First-Quarter 2012 Results

HIGHLIGHTS

▪	Exploration & Development Activities:
o	Davy Jones No. 1
o	Successfully completed well in March 2012; gas flowed to surface during limited test.
o	Blockage from drilling fluid associated with initial drilling operations prevented McMoRan from obtaining a measurable flow rate.
o	Workover operations currently underway to clear blockage and provide access to all of the Wilcox reservoirs (“A” through “F”) totaling 200 net feet.
o	Expect measurable flow rate during the second quarter of 2012 followed by commercial production shortly thereafter.
o	Davy Jones No. 2
o	Expect to commence completion operations in the second half of 2012.
o	Blackbeard East
o	Well was drilled to a total depth of 33,318 feet in January 2012.
o	Exploration results indicate the presence of hydrocarbons below the salt weld in geologic formations including Upper/Middle Miocene, Frio, Vicksburg, and Sparta carbonate.
o	The Vicksburg and Sparta carbonate sections were logged in first quarter 2012.
o	Evaluating development options. Front End Engineering & Design (FEED) Studies under way.
o	Lafitte
o	Well was drilled to a total depth of 34,162 feet in March 2012.
o	Exploration results indicate the presence of hydrocarbons below the salt weld in geologic formations including Middle/Lower Miocene, Frio, Upper Eocene, and Sparta carbonate.
o	The Upper Eocene and Sparta carbonate sections were logged in first quarter 2012.
o	Evaluating development options. FEED Studies under way.
o	Blackbeard West No. 2
o	Commenced drilling on November 25, 2011. Drilling below 20,000 feet with a proposed total depth of 26,000 feet. Targeting Miocene aged sands below the salt weld.
o	Lineham Creek onshore prospect
o	Operations commenced on December 31, 2011. Drilling below 13,800 feet with a proposed total depth of 29,000 feet. Targeting Eocene/Paleocene objectives below the salt weld.
▪	First-quarter 2012 production averaged 156 million cubic feet of natural gas equivalents per day (MMcfe/d) net to McMoRan.
▪
Excluding potential production from Davy Jones, average daily production for 2012 is expected to approximate 135 MMcfe/d net to McMoRan, including 145 MMcfe/d in second quarter 2012.  Expect to increase 2012 production estimates once commercial production is established at Davy Jones.

▪	Operating cash flows totaled $38.8 million for the first quarter of 2012, net of $11.7 million in abandonment expenditures and $4.9 million in working capital uses.
▪	Capital expenditures totaled $165.1 million in the first quarter of 2012.
▪	Cash at March 31, 2012 totaled $431.7 million.

NEW ORLEANS, LA, April 17, 2012 – McMoRan Exploration Co. (NYSE: MMR) today reported a net loss applicable to common stock of $4.9 million, $0.03 per share, for the first quarter of 2012 compared with a net loss applicable to common stock of $27.6 million, $0.17 per share, for the first quarter of 2011.

James R. Moffett and Richard Adkerson, McMoRan’s Co-Chairmen, said, “We have made great progress in our efforts to define a major new resource trend in the shallow waters of the Gulf of Mexico.  Over the last four years, we have successfully drilled five ultra-deep wells and in March 2012 we achieved a major engineering milestone in completing the first high-pressure, high-temperature sub-salt well in the shallow waters of the Gulf of Mexico.  Our exploration results continue to be positive and we identified three new geologic formations below the salt weld at Blackbeard East and Laffite during the first quarter of 2012.  We look forward to converting our geologic success into commercial success, which would provide opportunities to develop a low-cost, long-term source of natural gas in the shallow waters of the Gulf of Mexico.”

SUMMARY FINANCIAL TABLE*

	First Quarter
	2012	2011
	(In thousands, except per
	share amounts)
Revenues	$ 110,647	$ 137,004
Operating income (loss)	8,367	(9,265)
Income (loss) from continuing operations	8,595	(14,534)
Loss from discontinued operations	(3,103)	(1,244)
Net loss applicable to common stock(a, b)	$ (4,850)	$ (27,550	) (c)
Diluted net loss per share:
Continuing operations	$(0.01)	$(0.16)
Discontinued operations	(0.02)	(0.01)
Applicable to common stock	$(0.03)	$(0.17)
Diluted average common shares outstanding	161,487	157,851
Operating cash flows(d)	$ 38,769	$ 33,546
EBITDAX(e)	$ 61,301	$ 78,651
Capital expenditures	$ 165,080	$ 96,542

*
If any in-progress well or unproved property is determined to be non-productive or no longer meets the capitalization requirements under applicable accounting rules after the date of this release but prior to the filing of McMoRan’s March 31, 2012 Form 10-Q, the related costs incurred through March 31, 2012 would be charged to expense in McMoRan’s first-quarter 2012 financial statements.  McMoRan’s total drilling costs for its nine in-progress or unproven wells totaled $1,551.9 million, including $700.3 million in allocated purchase costs associated with property acquisitions.

a.	After preferred dividends.
b.
Includes impairment charges totaling $7.1 million and $21.4 million in the first quarters of 2012 and 2011, respectively, to reduce certain fields’ net carrying value to fair value. Also includes reclamation accrual adjustments for asset retirement obligations associated with certain oil and gas properties totaling approximately $2.0 million and $14.9 million in the first quarters of 2012 and 2011, respectively.

c.	Includes McMoRan’s share of insurance reimbursements related to losses incurred from the September 2008 hurricanes totaling $16.4 million in the first quarter of 2011.
d.
Includes reclamation spending of $11.7 million in first-quarter 2012 and $22.2 million in first-quarter 2011.  Also includes working capital uses of $4.9 million in first-quarter 2012 and $22.7 million in first-quarter 2011.

e.	See reconciliation of EBITDAX to net loss applicable to common stock on page II.

PRODUCTION ACTIVITIES

First-quarter 2012 production averaged 156 MMcfe/d net to McMoRan, compared with 195 MMcfe/d in the first quarter of 2011.  Production in the first quarter of 2012 was in line with McMoRan’s previously reported estimate of 155 MMcfe/d in January 2012.  Excluding potential production from Davy Jones, production is expected to average approximately 135 MMcfe/d for the year 2012, including 145 MMcfe/d in the second quarter of 2012.  McMoRan’s estimated production rates are dependent on the timing of planned recompletions, production performance, weather and other factors.

Production from the Flatrock field averaged a gross rate of approximately 136 MMcfe/d (56 MMcfe/d net to McMoRan) in the first quarter of 2012, and as anticipated was lower than the year ago period which averaged 183 MMcfe/d (75 MMcfe/d net to McMoRan).  McMoRan owns a 55.0 percent working interest and a 41.3 percent net revenue interest in the Flatrock field.

EXPLORATION AND DEVELOPMENT ACTIVITIES

Since 2008, McMoRan’s drilling activities in the shallow waters of the Gulf of Mexico (GOM) below the salt weld (i.e. listric fault) have successfully confirmed McMoRan’s geologic model and the highly prospective nature of this emerging geologic trend.  The data from five wells drilled to date indicate the presence below the salt weld of geologic formations including Upper/Middle/Lower Miocene, Frio, Vicksburg, Upper Eocene, Sparta carbonate, Wilcox, Tuscaloosa and Cretaceous carbonate, which have been prolific onshore, in the deepwater GOM and in international locations. The results of these activities indicate the potential for a major new geologic trend spanning 200 miles in the shallow waters of the GOM and onshore in the Gulf Coast area.  Further drilling and flow testing will be required to determine the ultimate potential of this new trend.  Below is a summary of McMoRan’s geologic findings to date:

Ultra-Deep Well Pay Counts(1)	Davy Jones No. 1 200’ Wilcox	Davy Jones No. 2 120’ Wilcox Sands; 192’ Tuscaloosa Sands & Lower Cretaceous Carbonate	Blackbeard West No.1 168’ Miocene; 52’ Oligocene	Blackbeard East 178’ Miocene; First Frio Sand; 300’ Sparta Carbonate	Lafitte 171’ Miocene; 40’ Frio; 65’ U. Eocene; 300’ Sparta Carbonate
MMR WI (2)	63.4%	63.4%	69.4%	72.0%	72.0%
MMR NRI (2)	50.2%	50.2%	56.5%	57.4%	58.3%
Miocene
Upper				✓
Middle			✓	✓	✓
Lower			✓		✓
Oligocene			✓
Frio			Reached TD in	✓	✓
Vicksburg			Oligocene	✓
Eocene			@ 32,997’
Upper Eocene					✓
Sparta				✓	✓
Paleocene				Reached TD in	Reached TD in
Wilcox	✓	✓		Eocene	Eocene
Cretaceous	Reached TD in			@ 33,318’	@ 34,162’
Tuscaloosa	Paleocene	✓
Lower Cretaceous	@ 29,000’	✓
Reached TD in Lower Cretaceous @ 30,546’
  NOTE: Flow testing will be required to confirm the potential hydrocarbons and flow rates from these sandstone and limestone formations.
(1) All pay counts above reflect net feet of sandstones, with the exception of the Carbonate intervals which represent the gross thickness of the limestone encountered.

(2) McMoRan’s working interest partners in the ultra-deep play include Energy XXI (NASDAQ: EXXI) and Moncrief Offshore LLC.  JX Nippon Oil Exploration (Gulf) Limited is also a working interest partner in Davy Jones Nos. 1 and 2.

As previously reported, the Davy Jones No. 1 well on South Marsh Island Block 230 was successfully completed in March 2012 and work is ongoing to establish commercial production from the well.  The perforation of the Wilcox “D” sand in March 2012 resulted in positive pressure build-up in the wellbore followed by a gas flare from the well.  Initial samples indicated that the natural gas from the Wilcox “D” sand is high quality and contains low levels of CO2 and no H2S.  Blockage from drilling fluid associated with initial drilling operations prevented McMoRan from obtaining a measurable flow rate.  Attempts to perforate the Wilcox “C” sand did not clear the blockage.  In April 2012, McMoRan commenced operations to remove the tubing from the well, clear the residual drilling fluid, and remove the perforating guns currently set across the Wilcox “F” sand to provide access to all of the Wilcox reservoirs (“A” through “F”) totaling 200 net feet.

To maximize production from the well and enable effective formation penetrations, McMoRan plans to use electric wireline casing guns that are larger than the tubing guns used to perforate the Wilcox “C” and “D” sands.  McMoRan expects the operations currently under way will enable a measurable flow rate during the second quarter of 2012 followed by commercial production shortly thereafter.

As previously reported, McMoRan has drilled two successful sub-salt wells in the Davy Jones field.  The Davy Jones No. 1 well logged 200 net feet of pay in multiple Wilcox sands, which were all full to base.  The Davy Jones offset appraisal well (Davy Jones No. 2), which is located two and a half miles southwest of Davy Jones No. 1, confirmed 120 net feet of pay in multiple Wilcox sands, indicating continuity across the major structural features of the Davy Jones prospect, and also encountered 192 net feet of potential hydrocarbons in the Tuscaloosa and Lower Cretaceous carbonate sections.  McMoRan expects to commence the completion of the No. 2 well in the second half of 2012.  Davy Jones involves a large ultra-deep structure encompassing four OCS lease blocks (20,000 acres).  McMoRan is the operator and holds a 63.4 percent working interest and a 50.2 percent net revenue interest in Davy Jones.  Other working interest owners in Davy Jones include: Energy XXI (NASDAQ: EXXI) (15.8%), JX Nippon Oil Exploration (Gulf) Limited (12%) and Moncrief Offshore LLC (8.8%).  McMoRan’s total investment in Davy Jones, which includes $474.8 million in allocated property acquisition costs, totaled $846.9 million at March 31, 2012.

The Blackbeard East ultra-deep exploration by-pass well was drilled to a total depth of 33,318 feet in January 2012.  Exploration results from the well indicate the presence of hydrocarbons below the salt weld in geologic formations including Upper/Middle Miocene, Frio, Vicksburg, and Sparta carbonate.  The Frio sands are the first hydrocarbon bearing Frio sands encountered either on the GOM Shelf or in the deepwater offshore Louisiana.  McMoRan is evaluating development options associated with these formations. Pressure and temperature data below the salt weld between 19,500 feet and 24,600 feet at Blackbeard East indicate that a completion at these depths could utilize conventional equipment and technologies.  These exploration results enhance the potential of McMoRan’s other acreage in the Blackbeard strategic area, including McMoRan’s Blackbeard West No. 2, Barbosa and Queen Anne’s Revenge ultra-deep prospects.  Blackbeard East is located in 80 feet of water on South Timbalier Block 144.  McMoRan holds a 72.0 percent working interest and a 57.4 percent net revenue interest in the well.  Other working interest owners in Blackbeard East include EXXI (18.0%) and Moncrief Offshore LLC (10.0%).  McMoRan’s total investment in Blackbeard East, which includes $130.5 million in allocated property acquisition costs, totaled $301.4 million at March 31, 2012.

The Lafitte ultra-deep exploration well, which is located on Eugene Island Block 223 in 140 feet of water, was drilled to a total depth of 34,162 feet in March 2012.  Exploration results from the well indicate the presence of hydrocarbons below the salt weld in geologic formations including Middle/Lower Miocene, Frio, Vicksburg, and Sparta carbonate.  The Upper Eocene sands are the first hydrocarbon bearing Upper Eocene sands encountered either on the GOM Shelf or in the deepwater offshore Louisiana.  McMoRan is evaluating development options associated with these formations.  These exploration results enhance the potential of McMoRan’s other acreage in the Lafitte strategic area, including McMoRan’s Barataria and Captain Blood ultra-deep prospects. Barataria (10,000 gross acres) is located west southwest of Lafitte and Captain Blood (10,000 gross acres) is located immediately south of Lafitte.  McMoRan holds a 72.0 percent working interest and a 58.3 percent net revenue interest in Lafitte.  Other working interest owners in Lafitte include EXXI (18.0%) and Moncrief Offshore LLC (10.0%).  McMoRan’s total investment in Lafitte, which includes $35.8 million in allocated property acquisition costs, totaled $191.0 million at March 31, 2012.

The Blackbeard West No. 2 ultra-deep exploration well commenced drilling on November 25, 2011 and is drilling below 20,000 feet.  The well, which is located on Ship Shoal Block 188 within the Blackbeard West unit, is targeting Miocene aged sands seen below the salt weld approximately 13 miles east at Blackbeard East and has a proposed total depth of 26,000 feet.  McMoRan holds a 69.4 percent working interest and a 53.1 percent net revenue interest in Ship Shoal Block 188.  Other working interest owners include EXXI (22.9%) and Moncrief Offshore LLC (7.7%).  McMoRan’s total investment in Blackbeard West No. 2 totaled $31.1 million at March 31, 2012.

The Lineham Creek exploration prospect, which is located onshore in Cameron Parish, Louisiana commenced operations on December 31, 2011.  The well, which is targeting Eocene and Paleocene objectives below the salt weld, is currently drilling below 13,800 feet towards a proposed total depth of 29,000 feet.  Chevron U.S.A Inc., as operator of the well, holds a 50 percent working interest.  McMoRan is participating for a 36.0 percent working interest.  Other working interest owners include EXXI (9.0%) and W. A. “Tex” Moncrief Jr. (5.0%).

REVENUES

McMoRan’s first-quarter 2012 oil and gas revenues totaled $107.1 million, compared to $133.7 million during the first quarter of 2011.  During the first quarter of 2012, McMoRan’s sales volumes totaled 8.8 Bcf of gas, 610,100 barrels of oil and condensate and 1.7 Bcfe of natural gas liquids, compared to 11.7 Bcf of gas, 686,700 barrels of oil and condensate and 1.7 Bcfe of natural gas liquids in the first quarter of 2011.  McMoRan’s first-quarter comparable average realizations for gas were $2.59 per thousand cubic feet (Mcf) in 2012 and $4.54 per Mcf in 2011; for oil and condensate McMoRan received an average of $112.70 per barrel in first-quarter 2012 compared to $96.76 per barrel in first-quarter 2011; for natural gas liquids McMoRan received an average of $8.96 per Mcfe in first quarter 2012 compared to $8.02 per Mcfe in first quarter 2011.

CASH, LIQUIDITY AND CAPITAL EXPENDITURES

At March 31, 2012, McMoRan had $431.7 million in cash.  Total debt was $554.8 million at March 31, 2012, including $254.8 million in convertible securities.  McMoRan had no borrowings and $100 million of letters of credit issued under its revolving credit facility resulting in total availability of $50 million at March 31, 2012.

McMoRan has approximately 162 million shares of common stock outstanding.  Assuming conversion of McMoRan’s remaining outstanding 8% Convertible Perpetual Preferred Stock, 4% Convertible Senior Notes, 5¾% Convertible Perpetual Preferred Stock and 5¼% Convertible Senior Notes, McMoRan would have approximately 224 million common shares outstanding on a fully converted basis.

Capital expenditures totaled $165.1 million for the first quarter of 2012.  McMoRan expects 2012 capital expenditures to approximate $500 million, including approximately 50 percent on exploration and 50 percent on development.  Capital spending is subject to change depending on drilling results, follow-on development activities and general market factors.

Net abandonment expenditures, which include scheduled conventional and hurricane-related work, totaled $11.7 million for the first quarter of 2012.  Abandonment expenditures are expected to approximate $60 million in 2012.

WEBCAST INFORMATION

A conference call with securities analysts to discuss McMoRan’s first-quarter 2012 results is scheduled for today at 10:00 a.m. Eastern Time.  The conference call will be broadcast on the internet

along with slides.  Interested parties may listen to the conference call live and view the slides by accessing “www.mcmoran.com”.   A replay of the webcast will be available through Friday, May 18, 2012.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of natural gas and oil in the shallow waters of the GOM Shelf and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. We caution readers that forward-looking statements are not guarantees of future performance or exploration and development success, and our actual exploration experience and future financial results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities and costs, capital expenditures, reclamation, indemnification and environmental obligations and costs, the potential for or expectation of successful flow tests, anticipated and potential quarterly and annual production and flow rates, reserve estimates, projected operating cash flows and liquidity and other statements that are not historical facts. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they may have on our results of operations or financial condition.  Important factors that may cause actual results to differ materially from those anticipated by forward-looking statements include, but are not limited to, those associated with general economic and business conditions, failure to realize expected value creation from acquired properties, variations in the market demand for, and prices of, oil and natural gas, drilling results, unanticipated fluctuations in flow rates of producing wells due to mechanical or operational issues (including those experienced at wells operated by third parties where we are a participant), changes in oil and natural gas reserve expectations, the potential adoption of new governmental regulations, unanticipated hazards for which we have limited or no insurance coverage, failure of third party partners to fulfill their capital and other commitments, the ability to satisfy future cash obligations and environmental costs, adverse conditions, such as high temperatures and pressure that could lead to mechanical failures or increased costs, the ability to retain current or future lease acreage rights, the ability to satisfy future cash obligations and environmental costs, access to capital to fund drilling activities, as well as other general exploration and development risks and hazards and other factors described in more detail in Part I, Item 1A. "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example the market prices of oil and natural gas, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements more frequently than quarterly, notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.

This press release contains a financial measure, earnings before interest, taxes, depreciation, amortization and exploration expenses (EBITDAX), commonly used in the oil and natural gas industry but not recognized under GAAP. As required by SEC Regulation G, reconciliations of this measure to amounts reported in our consolidated financial statements are included in the supplemental schedules of this press release.

#     #     #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended March 31,
	2012	2011
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil and natural gas	$107,084	$133,712
Service	3,563	3,292
Total revenues	110,647	137,004
Costs and expenses:
Production and delivery costs	38,662	47,957
Depletion, depreciation and amortization expense a	41,829	86,670
Exploration expenses	8,019	12,778	b
General and administrative expenses	14,933	15,952
Main Pass Energy Hub™ costs	66	235
Insurance recoveries	(1,229)	(16,423	) c
Gain on sale of oil and gas properties	-	(900)
Total costs and expenses	102,280	146,269
Operating income (loss) d	8,367	(9,265)
Interest expense, net e	-	(5,449)
Other income, net	228	180
Income (loss) from continuing operations before income taxes	8,595	(14,534)
Income tax expense	-	-
Income (loss) from continuing operations	8,595	(14,534)
Loss from discontinued operations	(3,103)	(1,244)
Net income (loss)	5,492	(15,778)
Preferred dividends and inducement payments for early conversion of
convertible preferred stock	(10,342)	(11,772	) f
Net loss applicable to common stock	$(4,850)	$(27,550)

Basic and diluted net loss per share of common stock:
Continuing operations g	$ (0.01)	$ (0.16)
Discontinued operations	(0.02)	(0.01)
Net loss per share of common stock	$ (0.03)	$ (0.17)
Average shares outstanding:
Basic and diluted	161,487	157,851

a.
Includes impairment charges totaling $7.1 million and $21.4 million in the first quarters of 2012 and 2011, respectively. Also includes reclamation accrual adjustments for asset retirement obligations associated with certain oil and gas properties totaling approximately $2.0 million and $14.9 million in the first quarters of 2012 and 2011, respectively.

b.	Includes charges for non-productive well costs of $2.1 million.
c.	Represents McMoRan’s share of insurance reimbursements related to losses incurred from the September 2008 hurricanes.
d.
Includes non-cash stock-based compensation totaling $8.5 million and $9.8 million in the 2012 and 2011 periods, respectively.  These amounts include charges for immediately vested stock options and stock options granted to retirement-eligible employees which results in one-year’s compensation expense being immediately recognized at the date of grant.  These charges totaled $5.9 million and $7.2 million in the first quarters of 2012 and 2011, respectively.

e.	Net of interest capitalized to in-progress drilling projects of approximately $14.3 million and $8.8 million in the first quarters of 2012 and 2011, respectively.
f.
Includes a $1.5 million payment to induce the conversion of approximately 8,100 shares of McMoRan’s 8% convertible perpetual preferred stock into approximately 1.2 million shares of its common stock in the first quarter of 2011.

g.	For purposes of the earnings per share computations, the net loss applicable to continuing operations includes preferred stock dividends and inducement payments.

I

McMoRan EXPLORATION CO.
RECONCILATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (SEE NOTE) (Unaudited)

EBITDAX is a financial measure commonly used in the oil and natural gas industry but is not a recognized accounting term under accounting principles generally accepted in the United States of America (GAAP).  As defined by McMoRan, EBITDAX reflects the company’s adjusted oil and gas operating income (loss).   EBITDAX is derived from net income (loss) from continuing operations before other income, net; interest expense, net; income tax expense; Main Pass Energy HubTM costs; exploration expenses; depletion, depreciation and amortization expense; stock-based compensation charged to general and administrative expenses; insurance recoveries; and gain on sale of oil and gas properties.  EBITDAX should not be considered by itself or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP, or as a measure of McMoRan’s profitability or liquidity.  Because EBITDAX excludes some, but not all, items that affect net income (loss), the computation of this non-GAAP financial measure may be different from similar presentations of other companies, including oil and gas companies in our industry.  As a result, the EBITDAX data presented below may not be comparable to similarly titled measures of other companies.

McMoRan’s management utilizes both the GAAP and non-GAAP results presented in this news release to evaluate McMoRan’s performance and believes that comparative analysis of results are useful to investors and other internal and external users of our financial statements in evaluating our operating performance, and such analysis can be enhanced by excluding the impact of these items to help investors meaningfully compare our results from period to period.  The following is a reconciliation of reported amounts from net loss applicable to common stock to EBITDAX (in thousands):

	First Quarter
	2012	2011

Net loss applicable to common stock, as reported	$(4,850)	$(27,550)
Preferred dividends and inducement payments for early conversion
of convertible preferred stock	10,342	11,772
Loss from discontinued operations	3,103	1,244
Income (loss) from continuing operations, as reported	8,595	(14,534)

Other income, net	(228)	(180)
Interest expense, net	-	5,449
Income tax expense	-	-
Main Pass Energy HubTM costs	66	235
Exploration expenses	8,019	12,778
Depletion, depreciation and amortization expense	41,829	86,670
Stock-based compensation charged to general and
administrative expenses	4,229	5,233
Insurance recoveries	(1,229)	(16,423)
Gain on sale of oil and gas properties	-	(900)
Other	20	323
EBITDAX	$61,301	$78,651

II

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	First Quarter
	2012	2011
Sales volumes:
Gas (thousand cubic feet, or Mcf)	8,795,100	11,669,400
Oil (barrels)	610,100	686,700
Natural gas liquids (NGLs, Mcf equivalent)	1,731,800	1,738,600
Average realizations:
Gas (per Mcf)	$ 2.59	$ 4.54
Oil (per barrel)	$ 112.70	$ 96.76
NGLs (per Mcf equivalent)	$ 8.96	$ 8.02

III

McMoRan EXPLORATION  CO.
CONDENSED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2012	2011
	(In Thousands)
ASSETS
Cash and cash equivalents	$431,735	$568,763
Accounts receivable	68,998	72,085
Inventories	36,139	36,274
Prepaid expenses	12,604	9,103
Current assets from discontinued operations, including restricted cash
of $473	848	682
Total current assets	550,324	686,907
Property, plant and equipment, net	2,306,589	2,181,926
Restricted cash and other	59,928	61,617
Deferred financing costs	10,137	8,325
Long-term assets from discontinued operations	439	439
Total assets	$2,927,417	$2,939,214

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$123,382	$115,832
Accrued liabilities	130,839	160,822
Accrued interest and dividends payable	22,241	14,448
Current portion of accrued oil and gas reclamation costs	65,921	58,810
5¼% convertible senior notes	66,861	66,223
Current liabilities from discontinued operations, including sulphur reclamation costs	4,508	5,264
Total current liabilities	413,752	421,399
11.875% senior notes	300,000	300,000
4% convertible senior notes	187,890	187,363
Accrued oil and gas reclamation costs	261,039	267,584
Other long-term liabilities	19,342	20,886
Other long-term liabilities from discontinued operations, including sulphur reclamation costs	19,161	19,018
Total liabilities	1,201,184	1,216,250
Stockholders' equity	1,726,233	1,722,964
Total liabilities and stockholders' equity	$2,927,417	$2,939,214

IV

 McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOW (Unaudited)

	Three Months Ended
	March 31,
	2012	2011
	(In Thousands)
Cash flow from operating activities:
Net income (loss)	$5,492	$(15,778)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	3,103	1,244
Depletion, depreciation and amortization expense	41,829	86,670
Exploration drilling and related expenditures	-	2,052
Compensation expense associated with stock-based awards	8,504	9,848
Amortization of deferred financing costs	1,716	1,515
Reclamation expenditures, net	(11,665)	(22,238)
Increase in restricted cash	(1,253)	(1,255)
Gain on sale of oil and gas properties	-	(900)
Other	(976)	(203)
(Increase) decrease in working capital:
Accounts receivable	8,373	(14,695)
Accounts payable and accrued liabilities	(9,888)	(20,219)
Prepaid expenses, inventories and other	(3,367)	12,224
Net cash provided by continuing operations	41,868	38,265
Net cash used in discontinued operations	(3,099)	(4,719)
Net cash provided by operating activities	38,769	33,546

Cash flow from investing activities:
Exploration, development and other capital expenditures	(165,080)	(96,542)
Proceeds from sale of oil and gas properties	-	900
Net cash used in continuing operations	(165,080)	(95,642)
Net cash activity from discontinued operations	-	-
Net cash used in investing activities	(165,080)	(95,642)

Cash flow from financing activities:
Dividends paid and inducement payments on early conversion
of convertible preferred stock	(10,342)	(6,924)
Debt and equity issuance costs	-	(543)
Proceeds from exercise of stock options and other, net	(375)	548
Net cash used in continuing operations	(10,717)	(6,919)
Net cash activity from discontinued operations	-	-
Net cash used in financing activities	(10,717)	(6,919)
Net decrease in cash and cash equivalents	(137,028)	(69,015)
Cash and cash equivalents at beginning of year	568,763	905,684
Cash and cash equivalents at end of period	$431,735	$836,669

V